Exhibit 99.1

PRESS RELEASE
For Immediate Distribution	Contact: Intrepid Potash, Inc.
William Kent
Phone: 303-296-3006

Intrepid Announces Financial Results for Third Quarter 2010

Denver, Colorado; November 3, 2010 – Intrepid Potash, Inc. (NYSE:IPI) announced today third quarter 2010 financial results, with net income for the quarter of $11.7 million, resulting in $0.16 of earnings per diluted share.  Earnings before interest, taxes, depreciation, and amortization (EBITDA(1)) for the third quarter of 2010 were $27.1 million.

Highlights for the Third Quarter 2010:

•                  Potash sales in the third quarter of 2010 were 221,000 tons compared to 111,000 tons in the third quarter of 2009.

•                  Potash production in the third quarter of 2010 increased to 166,000 tons compared to 112,000 tons produced in the third quarter of 2009.

•                  The average net realized sales price(2) for potash was $343 per ton ($378 per metric tonne) this year in the quarter, compared to $458 per ton ($505 per metric tonne) in the third quarter of 2009.

•                  Our potash cash cost of goods sold, net of by-product credits(3), was $171 per ton in the third quarter of 2010 compared to $177 per ton in the third quarter of 2009.  There were no abnormal production costs recognized in the third quarter of 2010, whereas, in the third quarter of 2009, $5.8 million of abnormal production costs were expensed in the period and were therefore excluded from the cash cost of goods sold.  Our third quarter 2010 cash cost of goods sold per ton results reflect that we fully absorbed all costs attributed to production as we produced within normal ranges during this period.

•                  Sales of Trio® were 45,000 tons in the third quarter of 2010 compared to 40,000 tons in the third quarter of 2009.

(1)  This is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Non-GAAP reconciliations set forth later in this press release for additional information.

(2)  Average net realized sales price is calculated as gross sales less freight costs, divided by the number of tons sold in the period.

(3)  Potash cash cost of goods sold, net of by-product credits, is defined as total cost of goods sold excluding royalties, depreciation, depletion and amortization.

•                  Langbeinite production in the third quarter of 2010 decreased to 32,000 tons from 60,000 tons produced in the third quarter of 2009.

•                  The average net realized sales price for langbeinite, which we market as Trio®, was $173 per ton ($191 per metric tonne) in the third quarter of 2010 compared to $246 per ton ($271 per metric tonne) in the third quarter of 2009.

•                  Average gross margin in the third quarter of 2010 for the sale of potash was $122 per ton or 35 percent, compared to $231 per ton or 50 percent in the third quarter of 2009.  Average gross margin for the sale of Trio® was $3 per ton or two percent compared to $74 per ton or 30 percent in the same period of 2009.  The most significant drivers of the decrease in margin for each product were the competitive forces in the markets that reduced sales prices.

•                  Capital investments in the third quarter of 2010 totaled $30.9 million.

•                  As of September 30, 2010, we had $126.5 million of cash and investments, no outstanding debt, and $125.0 million of availability under our revolving credit facility.

“During the third quarter of 2010, the fall potash application in the fields was robust, and we are seeing the volumes of potash sold in the United States rebound to more historical levels,” said Bob Jornayvaz, Intrepid’s Executive Chairman of the Board.  “Demand for potash during the quarter started off somewhat slowly during July, as there was a lack of clarity in the direction of potash price and dealers waited for more clarity about market pricing for all three primary crop nutrients to emerge.  However, this hesitation was short-lived and demand for product gained momentum throughout the quarter as dealers began purchasing inventory for their own accounts as their confidence in price increased and a strong fall fertilizer season began to materialize.  Farmer income in the United States is expected to rise almost twenty-five percent this year as commodity prices have moved up significantly in the last couple of months.  Given the lower than expected yield numbers recently announced by the USDA, specifically related to corn, we believe that the forthcoming crop intention announcements will report near record corn acres planted and should, in turn, lead to higher nutrient demand.  It is not only corn that has favorable economics, it is virtually every crop, which should further lead farmers to seek maximum yield, which requires maximum plant nutrition.  We have increased our posted price to $485 per ton FOB Carlsbad for our red granular product effective November 1, 2010.  At the current time, we are holding off on taking new rail orders until we get caught up on our backlog of rail shipments and we are only taking new orders for spot sales from our facilities.  Our strategy is simple - we are operating our plants and managing our sales function to fully and actively participate in this bullish market.  The flexibility that our Moab compaction project is expected to bring at the end of 2010, allowing Intrepid to sell more granular tons into the agricultural market, and the additional Trio® tons that our Langbeinite Recovery Improvement Project is expected to bring on at the end of 2011, are designed to position Intrepid to benefit from this cycle.”

Market Conditions

The somewhat rapid rebound in the nutrient market can be associated with several contributing factors.  First, the fall fertilizer season materialized quickly this year, as an early harvest, combined with dry weather, created a larger window for fertilizer application.  Second, demand was already strong for potash prior to the recent strengthening of agricultural commodity prices and demand has remained strong as potash prices have risen in conjunction with the increase in agricultural commodity pricing.  Potash prices bottomed during the summer months as other producers introduced summer price incentive programs.  These factors, together with a diminished chance of price shocks from nitrogen, which can be attributed to the relatively flat natural gas forward curve, set the stage for strong economics to the farmer.    We expect sales volumes for the remainder of 2010 to be in line with historical norms with higher sales volumes through the fall season with sales volumes typically contracting as we enter the winter months in November and December.  With the recent price announcements, it is difficult to predict with precision monthly sales volumes in the short term.  The specific monthly sales timing is not as relevant as the overall strength in the potash market going into 2011.

During the third quarter of 2010, announced potash prices began their first meaningful recovery since declining from peak levels in 2008.  As mentioned previously, a number of our competitors instituted summer price incentive programs in July 2010 to stimulate demand, which resulted in our average net realized sales price of $343 per ton for the quarter.  We have increased our potash pricing four times in the last two months.  We initially raised the price for red granular potash in Carlsbad from $360 per ton to $380 per ton for orders placed after October 1, 2010, and again to $410 per ton for orders placed after November 1, 2010.  Given the pace of change in the agricultural commodity market, we subsequently accelerated our price increase to $435 per ton on October 18, 2010, and then again to $485 per ton, effective November 1, 2010, based on continued strong demand in the market and limited available product.  We expect the net impact of these price increases to be realized approximately three months after their effective date, as we typically have a certain amount of product already committed for later rail delivery at the time we announce a price increase.  We will, however, begin to realize the increased pricing immediately for product sold into the truck market.  It should be noted that we experienced increased sales activity in September 2010 as a result of our announced price increases. We estimate that some of our customers accelerated purchases by approximately 20,000 to 25,000 tons from the fourth quarter into the third quarter.  Finally, we expect our third quarter 2010 average net realized sales price of $343 per ton to be the lowest of the year and believe we will see sequential improvement in our average net realized sales price into the next quarter and into next year.

As positive as the agricultural market for granular potash is, the market for standard potash remains challenging as we are experiencing price and volume pressure from the Canadian producers.  We believe that Canadian producers are moving more standard potash into the domestic market due to the lack of large export orders to countries such as India and China.  As a result, the pricing for standard product, which has typically priced at parity with granular potash, is lagging granular potash pricing at this time.  Moreover, this highlights the importance of our Moab compaction project, which will allow us the flexibility to convert Moab standard tons into granular product, in order for us to pursue the highest average net realized sales price for our production, where pricing is currently stronger.

Third Quarter Results & Recent Performance

Income before income taxes for the third quarter of 2010 was $19.8 million compared to $15.9 million in the third quarter of 2009.  Cash flows from operating activities were $8.6 million for the third quarter of 2010, compared to $6.6 million for the third quarter of 2009.  Adjusted net income(4) for the third quarter of 2010 was $11.7 million compared to adjusted net income of $13.1 million in the same period last year.

Potash

During the third quarter of 2010, Intrepid increased production to 166,000 tons of potash and sold 221,000 tons of potash.  This compares to 112,000 tons produced and 111,000 tons sold in the third quarter of 2009.  The 221,000 tons of potash we sold were at an average net realized sales price of $343 per ton as compared to $458 per ton during the third quarter of 2009.  Our average net realized sales price for the third quarter continued to exceed that of our North American competitors, with an average net realized sales price advantage of $52 per ton.

Our potash cash cost of goods sold, net of by-product credits of $7 per ton, decreased to $171 per ton in the third quarter of 2010 from $177 per ton, net of by-product credits of $16 per ton, in the third quarter of 2009. On a comparative basis, net of by product credits, the potash cash cost of goods sold was $199 per ton and $206 per ton in first and second quarters of 2010, respectively.  As noted previously, all production costs were absorbed into the inventory costs in the third quarter of 2010, and therefore included in the cash cost of goods sold results in this quarter, whereas abnormal production costs of $5.8 million were excluded from the inventory calculation and therefore cash cost of goods sold in the third quarter of 2009.  Our lower cash cost of goods sold per ton during the third quarter of 2010 resulted primarily from our increasing staffing levels for our mining operations, which allowed the mines to increase production resulting in decreased per unit costs.

We conducted our annual maintenance turnaround at our East Mine in late September 2010, which was successfully completed and the mine and mill recommenced production on October 10, 2010.  Following the maintenance turnaround at the East Mine, we expect to increase production rates at our Carlsbad facilities beginning in the month of November 2010.  Further, this maintenance turnaround allowed us to complete scheduled maintenance work at the East Mine and to prepare the surface operations for the Langbeinite Recovery Improvement Project.  We expect the net impact of this scheduled maintenance will result in higher per ton operating costs in the fourth quarter of 2010, as our fixed costs during the maintenance turnaround remained at least the same, if not higher, due to curtailed production during this period.

Langbeinite – Trio®

Intrepid sold 45,000 tons of Trio® in the third quarter of 2010, the majority of which was granular product, at an average net realized sales price of $173 per ton.  This compares to 40,000 tons sold at an average net realized sales price of $246 per ton in the prior year’s third quarter.  Our net realized sales price per ton increased slightly compared to the second quarter of 2010 due to continued strong demand for granular Trio® coupled with a price increase of $15 per ton in September of 2010.

Demand for granular Trio® remains strong and we expect granular Trio® sales demand will continue to exceed our production for the next few quarters, resulting in the on-going need to sell our granular product on an allocated basis.  Based on this continued demand, and that

(4)  This is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Non-GAAP reconciliations set forth later in this press release for additional information.

Trio® pricing typically moves in step with potash pricing, we raised prices for granular Trio® to $246 per ton effective October 15, 2010.

As highlighted in our second quarter 2010 earnings announcement, during July 2010 we were forced to shut down our langbeinite plant at our East facility for a total of 14 days due to unusually heavy rainfall.  This weather event highlights the importance of our Langbeinite Recovery Improvement Project, which is designed to reduce our freshwater usage in the production of langbeinite, thereby reducing the risk of impacts from significant or unusual weather events like those experienced in July 2010.  Although we did have constrained production during July 2010, we have not had any further weather-related production impacts in the quarter.

Capital Investment

During the third quarter of 2010, we made significant progress in moving forward on a number of our key capital projects.  The compaction project at our Moab, Utah plant is proceeding as planned.  This project will enable the compaction of all of our standard production, if necessary, into granular-sized product for the agricultural market.  We believe this project will be completed prior to the end of 2010.  The capital investment for this project is now expected to be below budget at $11 to $13 million.

The Langbeinite Recovery Improvement Project at our Carlsbad, New Mexico East Mine is progressing well, with final engineering being completed and a number of major components of the project currently out for bid.  As mentioned previously, a number of important pre-construction items, including electrical tie-ins and equipment relocation for the project, were performed during the recent East Mine maintenance turnaround.  The total capital investment for the project expected to be between $85 and $90 million, with approximately $17 to $22 million to be invested during the remainder of 2010, with the balance invested in 2011.  Variability in the timing of the fabrication of materials for this project could have an impact on the timing of investment in the project during 2010.

Our updated forecast for total capital investment in 2010 is estimated to be between $110 and $120 million, which includes sustaining, improvement, instrumentation and control projects in addition to the projects highlighted above.

Intrepid routinely posts information about Intrepid on its website under the Investor Relations tab.  Intrepid’s website address is www.intrepidpotash.com.

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons.  One short ton equals 2,000 pounds.  One metric tonne, which many of our international competitors use, equals 1,000 kilograms or 2,204.68 pounds.

Since adjusted net income and EBITDA are non-GAAP financial measures, we make reference to their respective reconciliations in the accompanying non-GAAP reconciliation tables towards the end of this release.  Average net realized sales price and cash cost of goods sold are defined in the text of this release and the associated financial tables provide the details to reconcile these numbers to U.S. GAAP line items.

Conference Call Information

The conference call to discuss third quarter 2010 results is scheduled for November 4, 2010, at 8:00 a.m. MDT (10:00 a.m. EDT).  The call participation number is (877) 419-5396.  A recording of the conference call will be available two hours after the completion of the call at (800) 642-1687.  International participants can dial (706) 902-2295 to take part in the conference call and can access a replay of the call at (706) 645-9291.  All of the above participation numbers will require the input of the conference identification number 14693434.  The call will also be streamed on the Intrepid website, www.intrepidpotash.com.  In addition, the press release announcing third quarter 2010 results will be available on the Intrepid website before the call under “Investor Relations - Press Releases.”  An audio recording of the conference call will be available at www.intrepidpotash.com through December 4, 2010.

* * * * * * * * * * *

Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include: changes in the price of potash or Trio®; operational difficulties at our facilities; the ability to hire and retain qualified employees; changes in demand and/or production of potash or Trio®/langbeinite; changes in our reserve estimates; our ability to achieve the initiatives of our business strategy, including but not limited to the development of the HB Solar Solution Mine as a solution mine and the further development of our langbeinite recovery assets; changes in the prices of our raw materials, including but not limited to the price of chemicals, natural gas and power; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations, and the enforcement of such regulations; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in oil and gas drilling; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements;  disruptions in credit markets; our ability to secure additional federal and state potash leases to expand our existing mining operations; governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the U.S. Securities and Exchange Commission.  Please refer to those filings for more information on these risk factors.  These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

	Three Months Ended
	September 30, 2010	September 30, 2009
Production volume (in thousands of tons):
Potash	166	112
Langbeinite	32	60
Sales volume (in thousands of tons):
Potash	221	111
Trio®	45	40

Gross sales (in thousands):
Potash	$81,246	$54,521
Trio®	$10,225	$11,928
Freight costs (in thousands):
Potash	$5,396	$3,598
Trio®	$2,435	$1,995
Net sales (in thousands):
Potash	$75,850	$50,923
Trio®	$7,790	$9,933

Potash statistics (per ton):
Average net realized sales price	$343	$458
Cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	171	177
Depreciation, depletion, and amortization	26	19
Royalties	13	18
Total potash cost of goods sold	210	214
Warehousing and handling costs	11	13
Average potash gross margin (exclusive of costs associated with abnormal production)	$122	$231

Trio® statistics (per ton):
Average net realized sales price	$173	$246
Cost of goods sold (exclusive of items shown separately below)	132	131
Depreciation, depletion, and amortization	18	12
Royalties	8	12
Total Trio® cost of goods sold	158	155
Warehousing and handling costs	12	17
Average Trio® gross margin (exclusive of costs associated with abnormal production)	$3	$74

*                 On a per ton basis, by-product credits were $7 and $16 for the three month periods ended September 30, 2010 and 2009, respectively.  By-product credits were $1.5 million and $1.7 million for the three month periods ended September 30, 2010 and 2009, respectively.  Costs associated with abnormal production were zero and $5.8 million for the three month periods ended September 30, 2010 and 2009, respectively.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

	Nine Months Ended
	September 30, 2010	September 30, 2009
Production volume (in thousands of tons):
Potash	503	381
Langbeinite	128	147
Sales volume (in thousands of tons):
Potash	594	290
Trio®	177	123

Gross sales (in thousands):
Potash	$223,522	$184,602
Trio®	$39,627	$44,140
Freight costs (in thousands):
Potash	$13,110	$7,997
Trio®	$10,060	$6,425
Net sales (in thousands):
Potash	$210,412	$176,605
Trio®	$29,567	$37,715

Potash statistics (per ton):
Average net realized sales price	$354	$610
Cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	190	200
Depreciation, depletion, and amortization	26	19
Royalties	13	22
Total potash cost of goods sold	229	241
Warehousing and handling costs	10	14
Average potash gross margin (exclusive of costs associated with abnormal production)	$115	$355

Trio® statistics (per ton):
Average net realized sales price	$167	$306
Cost of goods sold (exclusive of items shown separately below)	124	143
Depreciation, depletion, and amortization	17	14
Royalties	8	15
Total Trio® cost of goods sold	149	172
Warehousing and handling costs	10	14
Average Trio® gross margin (exclusive of costs associated with abnormal production)	$8	$120

*                 On a per ton basis, by-product credits were $8 and $17 for the nine month periods ended September 30, 2010 and 2009, respectively.  By-product credits were $4.9 million for both the nine month periods ended September 30, 2010 and 2009.  Costs associated with abnormal production were $0.5 million and $12.2 million for the nine month periods ended September 30 2010 and 2009, respectively.

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Sales	$91,471	$66,449	$263,149	$228,742
Less:
Freight costs	7,831	5,593	23,170	14,422
Warehousing and handling costs	2,893	2,137	7,935	5,764
Cost of goods sold	53,812	30,035	162,482	90,943
Costs associated with abnormal production	—	5,784	470	12,159
Other	127	—	666	—
Gross Margin	26,808	22,900	68,426	105,454

Selling and administrative	6,439	6,475	21,021	21,021
Accretion of asset retirement obligation	176	169	528	510
Other	271	18	744	595
Operating Income	19,922	16,238	46,133	83,328

Other Income (Expense)
Interest expense, including realized and unrealized derivative gains and losses	(430)	(639)	(1,462)	(592)
Interest income	207	42	479	75
Insurance settlements in excess of property losses	—	5	—	(11)
Other income	147	266	296	448
Income Before Income Taxes	19,846	15,912	45,446	83,248

Income Tax Expense	(8,187)	(6,392)	(18,338)	(34,611)
Net Income	$11,659	$9,520	$27,108	$48,637

Weighted Average Shares Outstanding:
Basic	75,101,446	75,032,086	75,077,260	75,008,438
Diluted	75,143,542	75,055,990	75,133,775	75,023,180
Earnings Per Share:
Basic	$0.16	$0.13	$0.36	$0.65
Diluted	$0.16	$0.13	$0.36	$0.65

INTREPID POTASH, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF SEPTEMBER 30, 2010 AND DECEMBER 31, 2009

(In thousands, except share and per share amounts)

	September 30, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$66,692	$89,792
Short-term investments	33,004	11,155
Accounts receivable:
Trade, net	37,039	19,169
Other receivables	1,872	471
Refundable income taxes	6,290	9,364
Inventory, net	45,963	61,949
Prepaid expenses and other current assets	4,958	2,632
Current deferred tax asset	2,338	9,807
Total current assets	198,156	204,339

Property, plant, and equipment, net of accumulated depreciation of $59,914 and $41,787, respectively	261,954	221,403
Mineral properties and development costs, net of accumulated depletion of $8,047 and $7,174, respectively	33,033	33,929
Long-term parts inventory, net	7,327	7,149
Long-term investments	26,769	6,189
Other assets	5,325	5,532
Non-current deferred tax asset	278,563	290,449
Total Assets	$811,127	$768,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable:
Trade	$16,841	$13,523
Related parties	98	129
Accrued liabilities	19,171	12,403
Accrued employee compensation and benefits	9,022	7,028
Other current liabilities	1,633	2,849
Total current liabilities	46,765	35,932

Asset retirement obligation	9,157	8,619
Deferred insurance proceeds	11,700	10,124
Other non-current liabilities	4,811	5,093
Total Liabilities	72,433	59,768

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares authorized; and 75,103,938 and 75,037,124 shares outstanding at September 30, 2010, and December 31, 2009, respectively	75	75
Additional paid-in capital	558,713	556,328
Accumulated other comprehensive loss	(710)	(689)
Retained earnings	180,616	153,508
Total Stockholders’ Equity	738,694	709,222
Total Liabilities and Stockholders’ Equity	$811,127	$768,990

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$11,659	$9,520	$27,108	$48,637
Deferred income taxes	12,191	8,064	19,355	26,097
Insurance reimbursements	—	(5)	—	11
Items not affecting cash:
Depreciation, depletion, amortization, and accretion	6,860	4,270	20,086	12,017
Stock-based compensation	978	735	3,093	2,022
Unrealized derivative (gain) loss	(56)	117	(173)	(1,097)
Other	272	(163)	756	414
Changes in operating assets and liabilities:
Trade accounts receivable	(24,776)	(11,828)	(17,870)	(15,655)
Other receivables	(1,056)	(544)	(1,401)	(823)
Refundable income taxes	(3,840)	(2,017)	3,074	1,369
Inventory	4,553	(5,763)	15,808	(19,932)
Prepaid expenses and other assets	(2,903)	(252)	(2,309)	1,476
Accounts payable, accrued liabilities and accrued employee compensation and benefits	5,000	2,736	10,365	1,243
Other liabilities	(268)	1,746	(1,383)	2,211
Net cash provided by operating activities	8,614	6,616	76,509	57,990

Cash Flows from Investing Activities:
Proceeds from insurance reimbursements	1,576	5	1,576	1,989
Additions to property, plant, and equipment	(20,161)	(32,438)	(57,844)	(76,899)
Additions to mineral properties and development costs	159	(769)	(222)	(5,548)
Proceeds from liquidation of bond sinking fund	—	2,098	—	2,098
Purchases of investments	(38,271)	(6,944)	(61,909)	(7,695)
Proceeds from investments	16,811	—	19,498	—
Other	—	6	—	22
Net cash used in investing activities	(39,886)	(38,042)	(98,901)	(86,033)

Cash Flows from Financing Activities:
Restricted stock used for employee tax withholding upon vesting	—	—	(727)	(1,283)
Proceeds from exercise of stock options	19	—	19	—
Other	(64)	—	—	—
Net cash used in financing activities	(45)	—	(708)	(1,283)

Net Change in Cash and Cash Equivalents	(31,317)	(31,426)	(23,100)	(29,326)
Cash and Cash Equivalents, beginning of period	98,009	118,673	89,792	116,573
Cash and Cash Equivalents, end of period	$66,692	$87,247	$66,692	$87,247

Supplemental disclosure of cash flow information
Cash paid (received) during the period for:
Interest	$479	$512	$1,574	$1,306
Income taxes	$134	$345	$(4,008)	$7,145

INTREPID POTASH, INC.

NON-GAAP ADJUSTED NET INCOME RECONCILIATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(In thousands)

Adjusted net income is calculated as net income adjusted for significant non-cash and unusual items.  Examples of non-cash and unusual charges include insurance settlements in excess of property losses, non-cash unrealized gains or losses associated with derivative adjustments, costs associated with abnormal production and other infrequent items.  The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid’s fundamental business on a recurring basis.  In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP.  Since adjusted net income excludes some, but not all items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended
	September 30, 2010	September 30, 2009

Net Income	$11,659	$9,520
Adjustments
Insurance reimbursements	—	(5)
Unrealized derivative (gain) loss	(56)	117
Costs associated with abnormal production	—	5,784
Other	127	—
Calculated tax effect *	(28)	(2,311)
Total adjustments	43	3,585
Adjusted Net Income	$11,702	$13,105

*Estimated annual effective tax rate of 39.4 percent for 2010 and 39.2 percent for 2009.

INTREPID POTASH, INC.

NON-GAAP EBITDA

RECONCILIATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(In thousands)

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is computed as net income adjusted for the add back of interest expense (including derivatives), income tax expense, depreciation, depletion, amortization, asset retirement obligation accretion, and impairment.  This non-GAAP measure is presented because management believes that it provides useful additional information to investors for analysis of Intrepid’s ability to internally generate funds for capital investment.  In addition, EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

EBITDA should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP.  Since EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the EBITDA amounts presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended
	September 30, 2010	September 30, 2009

Net Income	$11,659	$9,520

Interest expense	430	639
Income tax expense	8,187	6,392
Depreciation, depletion, amortization, and accretion	6,860	4,269
Total adjustments	15,477	11,300

Earnings Before Interest, Taxes, Depreciation, and Amortization	$27,136	$20,820